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                                  GENERAL LEASE

     This agreement, made this 1st day of May 2002, between L&B Investments, whose address is 4890 Butterfield Coach Road, Springdale, Arkansas 72764 (the Lessor) and Midwest Cable Communications of Arkansas, Inc., whose address is 7125 McGuire Road, Fayetteville, Arkansas 72704, (the Lessee) Withnesseth:

     1. Leased Premises. For and in consideration of the rents, covenants and agreements herein entered into and agreed upon by the Lessee as obligations to the Lessor, the Lessor lets, leases and demises unto Lessee, subject to the terms and conditions contained herein, the following described property situation in Washington County, Arkansas.

     SEE SCHEDULE A ATTACHED FOR LEGAL DESCRIPTION OF PROPERTY.

     To have and to hold the premises unto the Lessee for and during the term herein stated, subject to the covenants, terms, conditions and liens herein contained.

     2. Term. This lease shall commence on April 1, 2002, and shall extend for a term of five years from the date hereof.

     3. Rent. Lessee agrees to pay to Lessor as rental for the full term of this lease the sum of $42,000 annually, payable in twelve equal monthly installments of $3,500 each, to be paid in advance on the first day of April 2002, and on the first day of each and every month thereafter during the term of this lease.

     4. Signs. Lessee shall not erect or install any exterior signs or advertising of any kind without the written consent of Lessor having first been obtained. Lessee agrees not to utilize any form of advertising that may or shall be deemed objectionable to Lessor or to the general public, including but not limited to loudspeakers, phonograph or related electronic equipment, radios or similar devices which will be operated in such a manner as to project sound outside of the lease premises.

     5. Lessor's Lien. A lien is hereby created and granted by Lessee in favor of Lessor, as security for the payment of rental and other undertakings provided for herein, upon all of the property of Lessee which may, at any time during the term of this lease, be in, about or upon the leased premises.

     6. Exterior Repairs. Lessee shall maintain the exterior walls, doors and roof of the structures upon the leased premises in a reasonable state of repair and shall make such repairs to the surface of the parking area as may be requited to keep and maintain the same in a good and tenantable condition.

     7. Interior Repairs. Lessee shall keep the interior of the building, including interior walls and doors, wiring, plumbing and window and door glass, in

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         good repair, and shall maintain the heating and air conditioning, all at Lessee's expense. Lessee agrees to satisfy promptly any lien or valid claim asserted against the leased premises for work done or materials furnished. Lessee shall, at the termination, surrender or forfeiture of this lease, return the premises with the interior, including all of the above items, in as good and satisfactory condition as the same was at the beginning of the lease, normal wear and tear expected.

     8. Taxes. Lessee shall pay any and all ad valorem taxes and special improvement district taxes levied and assessed against the premises and the improvements located thereon during the term of this lease. Such taxes and assessments shall be pro-rated for any fractional calendar year.

     9. Use. Lessee agrees to use the leased premises for the purpose of operating its business and for no other purpose or purposes without the written consent of Lessor having beam obtained in advance.

     10. Payment of Rent and Notices. The rent payable hereunder shall be paid to Lessor at 4890 Butterfield Coach Road, Springdale, Arkansas 72764
         Attn: Ms. Bonnie Capwell by certified mail or otherwise personally delivered to such address. Any notice provided for herein shall be given by certified mail with postage prepaid, addressed, if to Lessor, at the address to which the rent is then paid, and if to Lessee, at 7125 McGuire Road, Fayetteville, Arkansas 72704. Either party may change the person and the place to which notices are to be mailed by notice to the other party.

     11. Assignment. Lessee shall not assign this lease or sublet the leased premises without prior written consent of the Lessor. Any such assignment or subletting shall in no way relieve Lessee from liability for the obligation imposed by this lease. Lessee may only be releases from liability by a specific written release executed by Lessor.

     12. Lessee's default. If Lessee shall be in default as to the payment of rent for a period of thirty (30) days, or as to any other covenant herein provided for more than thirty (30) days after receipt of notice from Lessor specifying such default, or if any petition be filed in bankruptcy, including petitions for arrangements and reorganizations, by or against Lessee and such petition be not dismissed within thirty
         (30) days after its filing, or if a receiver or trustee be appointed for Lessee by reason of Lessee's insolvency or inability to pay its creditors, Lessor shall have the right, without limitation upon any other rights which may be given Lessor by law or by any other provision of this lease agreement, to re-enter the leased premises and relet the same as agent for Lessee upon the best terms and conditions reasonably obtainable, and Lessee shall be liable to the Lessor for the difference, if any, between the rent obtained and the minimum rent stipulated to be paid in this lease. Lessee agrees that in such event it will vacate the leased premises without further

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         notice, and if it becomes necessary to bring any legal action to recover possession, Lessee agrees to pay a reasonable fee for the attorney of Lessor in such action.

     13. Non-Waiver. It is agreed that the failure of Lessor to invoke any of the available remedies under this lease or under law in the event of one or more breaches or defaults by Lessee under the lease shall not be construed as a waiver of such provisions and conditions and shall not prevent Lessor from invoking such remedies in the event of any future breach or default.

     14. Holdover. Lessee hereby agrees that upon the termination of this lease by expiration or by earlier termination for any reason whatsoever, Lessee will peaceably deliver possession of the leased premises to Lessor. In the event Lessee shall be permitted by Lessor to hold over after the expiration of termination of this lease, or any extension thereof, such holding over (in the absence of any written agreement to the contrary) shall be construed as a tenancy from calendar month to calendar month at a monthly rental equal to the rental for the last month paid under this lease. A month-to-month tenancy arising by Lessee's holding over under this paragraph may be terminated by written notice from either party to the other party on or before the day on which any monthly rent is due with termination not becoming effective until the day on which the next following monthly rental would have otherwise become due. In the event it should become necessary for Lessor to institute any action at law to recover possession at the time of termination, whenever and however termination may occur, Lessee agrees that it will pay all costs and expenses of such action, including reasonable attorneys' fees.

     15. Casualty. If at any time the leased premises (or the building which forms the principal component of the leased premises) should be damaged by fire or any other major casualty, then Lessee shall as soon as reasonably practicable repair the damage caused by fire or other casualty.

     16. Condemnation. In the event all of the leased premises, or such part thereof as renders the leased premises unsuitable for use in the activity or business of the Lessee, shall be acquired or taken by eminent domain for any public or quasipublic purpose, then the term of this lease shall cease and terminate as of the date of taking.

         In the event that a partial taking does not render the leased premises unsuitable for use in the activity or business of the Lessee, this lease shall continue in full force and effect with a reduction in the rent proportionate to the amount of usefulness or necessity of the leased premises actually taken.

         All damages awarded as a result of any taking, except such damages as are herein defined as Lessee's damages, shall be awarded to Lessor. Lessee shall be entitled to receive all damages, which are compensation for damages to the compensation for damages to the

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         leasehold estate and for removal of Lessee's business, fixtures, furniture and equipment. Lessee's right to damages shall be a right against the taking authority alone, and Lessee shall not be entitled to recover any damages from Lessor.

     17. Insurance on Improvements. Lessee shall maintain, at Lessee's expense, fire, hazard and extended coverage insurance, in the amount of the replacement value of any improvements erected upon the leased premises. A certificate of such insurance shall be delivered to Lessor prior to the inception of this lease. Lessee shall reimburse Lessor for the premiums paid for such insurance upon receipt of notice of the amount due, if Lessor is required to pay such premiums.

     18. Insurance on Lessee's Property. Lessee shall be solely responsible for maintaining insurance on its property, including but not limited to movables, trade fixtures installed by Lessee, furniture, furnishings and inventory.

     19. Liability Insurance. Lessee shall, during the term of this lease, maintain public liability insurance on the leased premises and on the business operated by the Lessee or any subtenant occupying the leased premises. The limits of such public liability insurance shall not be less than $1 million per person, $5 million per accident, and $1 million for property damage. The policy representing such insurance shall name Lessor (its successor or his heirs and assigns), and Lessee as insured. Such policy shall contained a clause that the insurer will not cancel or change the insurance without giving Lessor, its successor, heirs or assigns, ten (10) days' prior written notice, and a certificate of such insurance shall be delivered to Lessor prior to the inception of this lease.

     20. Common areas. Any parking area or other common areas which Lessor may provide shall be for the joint use of Lessor, Lessee, other tenants of Lessor, and the customers, invitees and employees of Lessor, Lessee and other tenants of Lessor; Lessor hereby grants Lessee the right, during the term of this lease, to use any parking area and other common areas which may be provided in common with others entitled to the use thereof. The use thereof shall be subject to such reasonable regulations or limitations as Lessor shall make or require from time to time.

     21. Compliance with Laws. Lessee agrees not to violate any law, ordinance, rule or regulation of any governmental authority having jurisdiction of the leased premises and, if required solely by reason of Lessee's type of business, to make nonstructural repairs, improvements and alterations to the interior of the building on the leased premises and the common areas required by such authority.

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     22. Trash. All trash and refuse deposited outside the building must be placed in sufficient receptacles furnished by Lessee [approved by the Public Works Department].

     23. Title and Quiet Enjoyment. Lessor covenants and warrants that it is the owner in fee simple absolute of the leased premises and may lease the premises as herein provided. Upon payment by Lessee of the rents herein provided and upon the observance and performance of all the covenants, terms and conditions upon Lessee's part to the observed and performed, Lessee shall peaceably and quietly hold and enjoy the demised premises for the term hereby demised without hindrance or interruption by Lessor or any other person or persons lawfully or equitably claiming by, through or under Lessor, subject to the terms and conditions of this lease.

     24. Succession. This lease agreement shall insure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

     25. Waste. Lessee agrees not to commit waste, not permit waste to result or to be done to or upon the property and premises; not to conduct any business thereon or therein, nor store or permit to be stored thereon or therein any explosives, combustible substances or materials of any nature, which would increase the fire hazard or cause a premium to be charged for insurance higher than that charged for the present use of such property; and not to operate, nor permit to be operated, nor to exist thereon or therein, any public or private nuisance.

     26. Severability. Each paragraph of this lease agreement is severable from all other paragraphs. In the event any court of competent jurisdiction determines that any paragraph or subparagraph is invalid or unenforceable for any reason, all remaining paragraphs and subparagraphs will remain in full force and effect.

     27. Interpretation. This lease agreement shall be interpreted according to an enforced under the laws of the State of Arkansas.

     28. Entire Agreement. This lease agreement contains the entire agreement of both parties hereto, and no other oral or written agreement shall be binding on the parties hereto. This lease agreement supersedes all prior agreements, contracts and understandings of any kind between the parties relating to the subject matter hereof. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     29. Notice. All notices, requests, demands and other communications required by or permitted hereunder shall be in writing and shall be deemed to have been duly given when received by the party to whom directed; provided, however,


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         that notice shall be conclusively deemed given at the time of its deposit in the United States Mail when sent by certified mail, postage prepaid, to the other party at the following addresses (or at such other addresses as shall be given in writing by either party to the other):

         If to Lessor:    Ms. Bonnie Capwell, President
                          L&B Investments LLC
                          4890 Butterfield Coach Rd.
                          Springdale, AR 72764

         If to Lessee:    Midwest Cable Communications of Arkansas Inc.
                          Attn: Office Manager
                          7125 McGuire Road
                          Fayetteville AR 72704

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on this 1st day of May, 2002


                                          /s/ Bonnie Capwell
                                          --------------------------------------
                                          Lessor: L&B Investments LLC
                                                  Bonnie Capwell, President


                                          /s/ Larry Garriott
                                          --------------------------------------
                                          Lessee: Midwest Cable
                                          Communications of Arkansas, Inc.
                                                  Larry Garriott, President